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                                                                    EXHIBIT 3.25
                                                                    ------------

STATE OF ALABAMA
                                                            IN THE PROBATE COURT
MADISON COUNTY

                           ARTICLES OF INCORPORATION
                           -------------------------

     The undersigned, desiring to form a body corporate under the laws of the State of Alabama, does hereby certify as follows:

                                  ARTICLE ONE
                                  -----------

     The name of said corporation shall be M & M PROPERTIES, INC.

                                  ARTICLE TWO
                                  -----------

     The principal offices of this corporation shall be located at 2607 Newby Road, Huntsville, Alabama 35805.

                                 ARTICLE THREE
                                 -------------

     The general objects and purpose for which this corporation is organized is to engage in the business of selling, developing and managing real estate properties and personal properties incidental thereto, both as agent and representative of others and on its own behalf, and as a general contractor for the construction of improvements thereon. The specific objects and purposes of this corporation is formed shall be:

     a. To generally engage in the real estate business. To negotiate real estate transactions, advertise real estate for sale, rent or lease; list, sell, purchase, exchange, rent, lease, option or auction real estate and the improvements situated thereon, and to improve any real estate either owned by it or by others by erecting buildings and any other type of improvements or developments thereon.

     b. To act as agent for, or personal representative of, the owner of real estate in and about the sale, lease, rental, exchange, option or auction of such real estate.

     c. To own, establish, construct, build, lease, buy or otherwise acquire, sell, exchange, transfer, assign, or otherwise dispose of, maintain, operate, or otherwise manage, separately or together, warehouses, offices, shops, buildings, houses and other facilities in connection with the operation of the business as above described.

     d. To own, design, erect, build, construct, lease, buy or otherwise acquire, sell, charter, exchange, transfer, assign, convey or otherwise dispose of, equip, maintain, use, operate, or otherwise manage residential structures, buildings, garages, warehouses and all other
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structures and facilities, including laboratories, stores, offices and any and all facilities, equipment and appurtenances incidental, necessary, useful, auxiliary to or convenient for the business and operations conducted, engaged in and carried on by the corporation.

     e. To transact any and all lawful business for which a corporation may be organized under Chapter 2A, Title 10, Code of Alabama.

     The foregoing shall be constructed as powers as well as objects and purposes and the enumeration thereof shall not be held to limit and restrict in any manner the general powers conferred by and under the said laws.

                                 ARTICLE FOUR
                                 ------------

     The location of the initial registered office and place of business of said corporation shall be 2607 Newby Road, Huntsville, Alabama 35850, with the right to establish, maintain and operate other offices, branches and places of business elsewhere within or without the State of Alabama and the name of its initial registered agent at such address is Steven D. McCurry.

                                 ARTICLE FIVE
                                 ------------

     The total authorized capital stock of this corporation shall be One Thousand and No/100 ($1,000.00) Dollars, represented by One Thousand (1,000) shares of common stock having a par value of One and No/100 ($1.00) Dollar per share. The corporation may from time to time increase the amount of authorized capital stock, create new types, rights, preferences and classes of stock as authorized by the stockholders. The corporation shall begin business with the initial issue of 1,000 shares of common stock having a par value of $1.00 per share.

                                  ARTICLE SIX
                                  -----------

     The duration of this corporation shall be without time limit, it being the intent that it have a perpetual existence.

                                 ARTICLE SEVEN
                                 -------------

     The Board of Directors shall be composed of not less than one nor more than five members and shall be clothed with full power and authority to manage and conduct the property and business of the corporation.

                                 ARTICLE EIGHT
                                 -------------

     The stockholders shall have full and complete power to make, change, alter and amend the By-Laws of the corporation in such a manner as they deem best, provided the same shall not be in conflict with the laws and constitution of the State of Alabama. The name and address of the incorporators and the number of shares to be issued to each is:

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Steven D. McCurry                       500 shares
2607 Newby Road
Huntsville, Alabama 35805

Ralph W. McCurry                        500 shares
2607 Newby Road
Huntsville, Alabama 35805

                                 ARTICLE NINE
                                 ------------

     The names and post office addresses of the officers and directors chosen for the first year and until their successors are duly elected and qualified shall be as follows:

OFFICE                      NAME                  ADDRESS
------                      ----                  -------

President-Director    Steven D. McCurry      2607 Newby Road
                                             Huntsville, Alabama 35805

Secretary-Director    Ralph W. McCurry       2607 Newby Road
                                             Huntsville, Alabama 35805

     The undersigned, desiring to form a corporation under the provisions of Title 10, Chapter 2A, Code of Alabama, has hereunto set their hands and affixed their seals on this the 22nd day of May, 1984.


                                        /s/ STEVEN D. McCURRY      (SEAL)
                                        ---------------------------
                                        Steven D. McCurry



                                        /s/ RALPH W. McCURRY       (SEAL)
                                        ---------------------------
                                        Ralph W. McCurry

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